Exhibit 10.4

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

(BRAZIL)

This TRANSITION SERVICES AGREEMENT for Brazil (the “Agreement”) is entered into as of July 31, 2014 among Paragon Offshore do Brasil Limitada, a company organized under the laws of Brazil (“Limitada” or the “Service Provider”), Paragon Offshore (Nederland) B.V., a company organized under the laws of the Netherlands (“PONBV”), Paragon Offshore PLC, a public limited company registered in England and Wales (“Paragon”), Noble Corporation, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands (“Noble Cayman”), Noble Dave Beard Limited, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands (“NDBL”) and Noble Drilling (Nederland) II B.V., a company organized under the laws of the Netherlands (“NDNBV II”). Limitada, PONBV, Paragon, Noble Cayman, NDBL and NDNBV II are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS the current holding company of the Noble group of companies, Noble Corporation PLC, a public limited company registered in England and Wales (“Noble Parent”), will transfer ownership of the majority of its standard specification drilling business to Paragon (such transfer, the “Separation”) and, thereafter, will distribute all of the ordinary shares of Paragon to Noble Parent’s shareholders (the “Distribution”);

WHEREAS, after the Separation, NDNBV II, NDBL, the owners of the Noble Rigs (as defined below), Noble Cayman and Bully 2 (Switzerland) GmbH, a company organized under the laws of Switzerland (“Bully 2 (Swiss)”), will each be indirect wholly-owned subsidiaries of Noble Parent and Limitada and PONBV will each be indirect wholly-owned subsidiaries of Paragon.

WHEREAS, prior to the Distribution, Limitada, as a wholly-owned indirect subsidiary of Noble Parent, has provided certain local administrative, maintenance and operational support services in Brazil in connection with the performance of the Local Services Agreements (as defined below); and

WHEREAS, Noble Cayman, NDBL, NDNBV II, Bully 2 (Swiss) and the owners of the Noble Rigs (as defined below) desire to ensure that the services continue to be provided in respect of the Noble Rigs following the Distribution.

NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in the Master Separation Agreement, dated on or about the date hereof, between Noble Cayman and Paragon (the “Master Separation Agreement”). The following terms shall have the meaning ascribed thereto for purposes of this Agreement, including all Schedules hereto:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocated Shore-Based Costs” means the shore-based costs allocated for a Noble Rig in accordance with the Allocation Method.

“Allocation Method” means for each day for which Services are provided under this Agreement, the allocation of the total allocable at the time shore-based costs among all of the Noble Rigs, other than the Noble Bully II, and any Paragon rigs operating in Brazil (the “Aggregate Rigs”) based upon (i) first allocating all amounts to the Noble Bully II as required under the Bully II Shell Charter, and (ii) then allocating the remaining costs based upon each other rig’s pro rata portion of such remaining costs based on the ratio of each such rig to the number of Aggregate Rigs (other than the Noble Bully II), for the avoidance of doubt, no shore-based costs that relate solely to Paragon Rigs shall be allocated to the Noble Rigs.

“Brazilian Indirect Taxes” means any payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, currency transfer, transfer import, export, value added or other similar taxes imposed by any Governmental Authority in Brazil; provided that Brazilian Indirect Taxes shall not include any income taxes.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions located in New York, New York or Rio de Janeiro, Brazil shall be authorized or required by any Government Requirement to close.

“Customer Revenues” means all amounts paid during any calendar month with respect to services provided on or after the Effective Date by (x) Petrobras or Shell, as the case may be, under the Local Services Agreements or (y) any customer under a New Local Services Agreement.

“Charters” means the Petrobras Charters, the Shell Charters and any New Noble Charter.

“Client Debit Notes” means any client debit notes relating to expenses incurred and eventually paid by Petrobras on behalf of the Noble Rigs under the Petrobras Charters and the Petrobras Local Services Agreement.

“Delayed Accrued Expenses” means (i) all contingent liabilities, including any third-party claims arising from the provision of the Services and any increase in Brazilian Indirect Taxes resulting from an audit or assessment by a Governmental Authority in Brazil, and (ii) Client Debit Notes.

“Effective Date” means the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated on or about the date hereof, between Paragon and Noble Parent.

“Governmental Authority” means any instrumentality, subdivision, court, administrative or other agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any governmental, quasi-governmental or private body exercising any executive, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law.

“Late Interest Rate” means the lesser of (i) the one month LIBOR rate plus 2.00% or (ii) the maximum rate of interest permitted to be charged by applicable Governmental Requirements.

“Local Services Agreements” means the Petrobras Local Services Agreement, the Shell Local Services Agreements and any New Local Services Agreement.

“New Local Services Agreements” means the local services agreements in respect of a new Noble Rig brought into Brazilian waters during the terms of this Agreement (excluding for the avoidance of doubt, the local services agreements in respect of the Noble Dave Beard, the Noble Paul Wolff, the Noble Max Smith and the Noble Bully II).

“New Noble Charter” means the charter in respect of a new Noble Rig brought into Brazilian waters during the term of this Agreement (excluding for the avoidance of doubt, the charters in respect of the Noble Dave Beard, the Noble Paul Wolff, the Noble Max Smith and the Noble Bully II).

“Noble Group” means each direct or indirect Subsidiary of Noble Parent after the Effective Date, including Noble Cayman, NDBL, Bully 2 (Swiss), the owners of the Noble Rigs and NDNBV II.

“Noble Rig” means any drilling or other offshore oilfield rig owned by a Subsidiary or Affiliate of Noble Parent and for which the Service Provider is providing Services under this Agreement. At the date of this Agreement, such Noble Rigs are the Noble Dave Beard, the Noble Paul Wolff, the Noble Max Smith and the Noble Bully II.

“Non-Brazilian Rig Personnel” has the meaning set forth on Exhibit B.

“Non-Brazilian Rig Personnel Charge” has the meaning set forth on Exhibit B.

“Paragon Group” means each direct or indirect Subsidiary of Paragon after the Effective Date, including Limitada and PONBV.

“Payable Accrued Expenses” means all accrued expenses reflected on rig operating statements for the Noble Rigs other than Delayed Accrued Expenses.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or association or a Governmental Authority.

“Petrobras” means Pertroleo Brasileiro S.A. and any of its subsidiaries which are conducting operations in Brazil.

“Petrobras Charters” means (i) that certain Chartering Contract No. 2050.0013073.05.2 by and between Petrobras and PONBV dated January 2, 2006, as the same may be amended, restated or otherwise modified from time to time (the “Dave Beard Charter”), and (ii) that certain Charter Contract No. 101.2.038.97-5 by and between Petrobras and PONBV, dated July 2, 1997, including all annexes thereto and as the same has been or may be amended, restated or otherwise modified from time to time.

“Petrobras Local Services Agreement” means (i) that certain Provision of Services Contract No. 2050.0013073.05.2 by and between Petrobras and the Service Provider dated January 2, 2006, as the same may be amended, restated or otherwise modified from time to time, and (ii) that certain Service Contract No. 101.2.039.97-8 by and between Petrobras and the Service Provider, dated July 2, 1997, including all annexes thereto and as the same has been or may be amended, restated or otherwise modified from time to time.

“Regardless of Cause” means whether or not any Damages are asserted to have arisen by virtue of tort (including negligence), gross negligence on the part of the Party or other Person seeking indemnity, breach of statutory duty, breach of contract (including breach of condition) or quasi-contract, strict liability, misrepresentation, breach of any laws, regulations, rules or orders of any Governmental Requirements or otherwise, on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability).

“Service Recipient” means NDBL or NDNBV II, as applicable.

“Shell” means Royal Dutch Shell plc and any of its subsidiaries which are conducting operations in Brazil.

“Shell Charters” means (i) that certain Contract No. 4610035274 for the charter of the mobile offshore drilling unit Noble Max Smith by and between Shell Brasil Petroleo Ltda. (“Shell Brasil”) and PONBV, dated May 8, 2012, which has been duly assigned from PONBV to NDNBV II and as the same may be amended, restated or otherwise modified from time to time, and (ii) that certain Contract No. 4610032698 for the charter of the mobile offshore drilling unit Noble Bully II by and between Shell Brasil and Bully 2 (Luxembourg) S.à r.l., dated November 22, 2011, as the same may be amended, restated or otherwise modified from time to time (the “Bully II Shell Charter”).

“Shell Local Services Agreements” means (i) that certain Contract No. 4610035275 for the provision of services onboard the mobile offshore drilling unit Noble Max Smith by and between Shell Brasil and the Service Provider, dated May 8, 2012, as the same may be amended, restated or otherwise modified from time to time, and (ii) that certain Contract No. 4610032699 for the provision of services onboard the mobile offshore drilling unit Noble Bully II by and between Shell Brasil and the Service Provider, dated November 22, 2011, as the same may be amended, restated or otherwise modified from time to time (the “Bully II Shell Local Services Agreement”).

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supervisory Employees” means any of the Paragon employees specified on Exhibit F, or their respective successors.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated on or about the date hereof, between Paragon and Noble Parent.

“Transition Services Agreement” means the Transition Services Agreement, dated on or about the date hereof, between Paragon and Noble Cayman.

ARTICLE II

SERVICES

Section 2.1 Services. Subject to the terms and conditions of this Agreement, the Service Provider agrees to provide or cause to be provided under this Agreement, services in Brazil in support of the Noble Rigs, all as further set forth in Exhibit A hereto. In addition, the Service Provider agrees to provide or cause to be provided under this Agreement the services set forth in Exhibit B for rigs outside of Brazil or with respect to rigs in transport described in Exhibit B. At the request of the Service Recipient, the Service Provider also shall provide the Services hereunder in respect of any additional Noble Rig operating under a New Noble Charter. At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Noble Group, and no such Person shall be considered or deemed to be an employee of any member of the Noble Group nor entitled to any employee benefits of any member of the Noble Group as a result of this Agreement. No actions of Service Provider employees who are solely associated with the business of Paragon shall be included in the Services. All of such services described in this Section 2.1 are collectively referred to herein as the “Services”.

Section 2.2 Service Coordinators. Each of the Noble Group and the Paragon Group will nominate a representative to act as the primary contact with respect to the provision of the Services as contemplated by this Agreement (the “Service Coordinators”). The initial Noble

Group Service Coordinator shall be Ronald James and the initial Paragon Group Service Coordinator shall be Rafael Andrade. Unless the Parties otherwise agree, all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 11.4 hereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within forty-five (45) calendar days shall be resolved in accordance with the dispute resolution procedures set forth in Section 11.3. Each of the Noble Group and the Paragon Group may treat an act of a Service Coordinator of the other Group which is consistent with the provisions of this Agreement as being authorized by such other Group without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. Unless otherwise provided herein, the Noble Group and the Paragon Group shall advise each other promptly (in any case no more than seven Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such Group in accordance with this Section 2.2, provided that any new or replacement Paragon Group Service Coordinator shall be subject to the approval of the Noble Group (such approval not to be unreasonably withheld).

Section 2.3 Third-Party Services. Without the prior written consent of the Noble Group Service Coordinator, the Service Provider shall not have the right to hire third-party subcontractors to provide all or part of any Service hereunder unless (i) the service to be so subcontracted was previously performed by a third-party prior to the Effective Date or (ii) the Paragon Group will also use such third-party subcontractor to provide such service for its own rigs in Brazil and the subcontracting will not increase the cost of the service to the Noble Group. The Paragon Group Service Coordinator will provide to the Noble Group Service Coordinator all reasonably requested information regarding any such third-party subcontractors.

Section 2.4 Standard of Performance. The Services to be provided hereunder shall be performed in accordance with good oilfield practice for offshore drilling and at the higher of (i) the level and general degree of care provided when the Service Provider and its Affiliates performed such Services within the Noble Group organization prior to the Effective Date and (ii) any service levels required under the Local Services Agreements. To the extent reasonably possible, the Service Provider shall maintain the crews employed on the Noble Rigs that provided the Services prior to the Effective Date; provided, however, that the Service Provider shall be entitled to terminate any such employees that are a part of such crews in its sole discretion. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.4, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY THE SERVICE PROVIDER WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED, REGARDLESS OF CAUSE.

Section 2.5 Service Boundaries and Scope. Except as otherwise provided in this Agreement or a Schedule for a specific Service, the Service Provider shall be required to provide, or cause to be provided, the Services only at the fixed office locations from which the Services were provided prior to the Effective Date and will not be required to open any additional offices. Except as otherwise provided in this Agreement or a Schedule for a specific Service, in providing, or causing to be provided, the Services, the Service Provider shall not be obligated to maintain the employment of any specific employee. The Service Recipient acknowledges (respectively on its own behalf and on behalf of the other members of the Noble Group) that the employees of the Service Provider or any other members of the Paragon Group who may be assisting in the provision of Services hereunder are or may be at-will employees and, in any event, may terminate or be terminated from employment with the Service Provider or any of the other members of the Paragon Group providing Services hereunder at any time for any reason. The Noble Group Service Coordinator may require, on behalf of the Service Recipient, that any person providing Services to the Noble Group under this Agreement (whether or not an employee of the Service Provider or any other member of the Paragon Group) be replaced with another person reasonably acceptable to the Noble Group Coordinator.

Section 2.6 Conflict with Laws; Business Ethics. Notwithstanding anything in this Agreement to the contrary, (a) none of the Parties nor any Affiliate of any Party shall be required to undertake any actions that would or may place such Party or Affiliate in violation of any Governmental Requirements (including, without limitation, the Foreign Corrupt Practices Act) and (b) the Service Provider acknowledges receipt from the Service Recipient of Noble’s Code of Business Conduct and Ethics (the “Business Code”), and the Service Provider agrees to comply, and to cause any Affiliate or Permitted Subcontractor performing any Services to comply, with the Business Code and other governance or other policies of the Noble Group, as they may be amended from time to time, throughout the Service Provider’s performance of the Services. The Service Recipient agrees to notify the Service Provider in writing of any amendment or modification of the Business Code and provide a copy of the same within three (3) Business Days of such amendment or modification.

Section 2.7 Access. During the term of this Agreement and for a period of three (3) years thereafter, (a) the Service Provider will provide, and cause any Permitted Subcontractor to provide, the Service Recipient and its authorized representatives such access to the Service Provider, any other member of the Paragon Group and any Permitted Subcontractor, and their respective employees, representatives, facilities, premises and other equipment and books and records as the Service Recipient and its representatives may reasonably require in order to, among other things, monitor the performance of the Services, verify the calculations of the Charges (as defined below) and any other payments due to Service Provider hereunder, verify compliance with the standards of conduct set forth in Section 2.6 above; and (b) the Service Recipient will provide the Service Provider and its authorized representatives such access to the Service Recipient and any other member of the Noble Group and their respective employees, representatives, facilities, premises, rigs and other equipment and books and records as the Service Provider and its representatives may reasonably require in order to perform the Services or fulfill their respective obligations hereunder. The Parties agree that they will retain their books and records during the period set forth in the first sentence of this Section 2.7 in order to allow sufficient access to undertake any review pursuant to this Section 2.7 and to cause their document retention policies to be consistent with such retention requirements.

ARTICLE III

CHARGES

Section 3.1 Charges. Charges for Services rendered under this Agreement will be calculated in accordance with this Article and paid monthly in accordance with Article IV. The Charges will consist of (a) charges calculated by reference to a rig operating statement for each applicable Noble Rig, reflecting the contract drilling and Allocated Shore-Based Costs for such Noble Rig during a calendar month (which, for the avoidance of doubt, will not include any Delayed Accrued Expenses) including the Payable Accrued Expenses for such calendar month (the “Rig Invoices”) which will be in the form set forth in Exhibit C attached hereto, and (b) the applicable Non-Brazilian Rig Personnel Charge for such calendar month (collectively, the “Charges”). Subject to any adjustments provided for in this Agreement, the Service Provider shall be entitled to retain any Customer Revenues paid under the Local Services Agreements. The Charges with respect to each Noble Rig for any calendar month will equal the excess of (A) one hundred six percent (106%) of the total amount reflected on the applicable Rig Invoice less (B) Customer Revenues received with respect to such Noble Rig during such calendar month (as so calculated, the “Noble Rig Monthly Charges”). The Charges with respect to any applicable Non-Brazilian Rig Personnel Charges for any calendar month will equal one hundred six percent (106%) of the Non-Brazilian Rig Personnel Charges for such calendar month (as so calculated, the “Other Rig Monthly Charges” and, together with the Noble Rig Monthly Charges, the “Monthly Charges”). For the avoidance of doubt, (i) no Charges relating to any services provided with respect to periods prior to the Effective Date will be passed through under this Agreement and (ii) Noble shall not be responsible for any costs or expenses related to the termination of any Paragon employees. In the event that the Noble Dave Beard enters a shipyard prior to the assignment of the Dave Beard Charter from PONBV to NDNBV II, PONBV shall enter into any shipyard contract reasonably requested by Noble Cayman and shall pass through all costs under such contract to the Service Recipient as Charges pursuant to this Agreement. For any shipyard contract entered into pursuant to this Section 3.1, the Parties will cooperate to ensure that such shipyard contract provides indemnification obligations on substantially the same terms as those provided in Article VIII of this Agreement.

Section 3.2 Taxes. The contract drilling and shore-based costs reflected on the Rig Invoices for any calendar month shall include all Brazilian Indirect Taxes (grossed-up for any incremental indirect taxes as a result of the reimbursement) imposed on the Service Provider or its Affiliates to the extent such Taxes accrue in such month and are attributable to the performance of the Services or receipt of the Charges, but shall in no case include (i) any Brazilian Indirect Taxes allocable to Noble under Article II of the Tax Sharing Agreement or (ii) any Brazilian Indirect Taxes that are Delayed Accrued Expenses.

ARTICLE IV

PAYMENT

Section 4.1 Payment Matters. The Monthly Charges shall be invoiced monthly, within fifteen (15) days after the end of the applicable month, in arrears in a single statement for each applicable Noble Rig and separate statements for any Non-Brazil Rig Personnel Charges (each a “Monthly Statement” and, collectively, the “Monthly Statements”) prepared by the Service Provider or an Affiliate and shall be in the form set forth in Exhibit D hereto. Service

Recipient (as specified in the applicable Monthly Statement) shall pay the amount set forth in the applicable Monthly Statement to a Paragon Group entity designated by the Paragon Group Service Coordinator in the applicable invoice (which shall initially be PONBV or Limitada, as applicable) no later than thirty (30) days after the Noble Group’s receipt of such Monthly Statement (each date of such payment, a “Monthly Payment Date”). Each Monthly Statement shall set forth in reasonable detail, for the calendar month covered by such Monthly Statement: (i) the applicable Rig Invoice for such calendar month, (ii) any applicable credit or debit for exchange rate differences in respect of the preceding Monthly Statement and (iii) any Advance Amounts received with respect to such calendar month (as defined below) that are to be credited against the Monthly Charges. In addition, a Monthly Statement shall be provided that includes an invoice for any applicable Non-Brazil Rig Personnel Charges for such calendar month. All amounts shown on the Monthly Statements will be denominated in Brazilian Reals and paid in either Brazilian Reals or US Dollars, at the Service Recipient’s option, by wire transfer of immediately available funds. If payment is made in US Dollars, the Service Provider shall, or shall cause, all amounts received in payment to be to be converted into Brazilian Reals within three (3) Business Days of receipt of the payment. To the extent that the Real to Dollar conversion rate on the date the Service Provider converts the applicable payment into Brazilian Reals differs from the conversion rate on the applicable Monthly Payment Date, the Service Provider shall reflect such difference as an additional charge (if the value of the Real against the Dollar rises) or credit (if the value of the Dollar against the Real rises), as the case may be, on the following month’s Monthly Statement; provided, however, that the Service Provider will not be entitled to add any additional charges (if applicable) in respect of any conversion rate differences on the following Monthly Statement if the Service Provider has not converted the applicable payment into Brazilian Reals within the time set forth herein and, in the event that such conversion would have resulted in a positive adjustment for the Noble Group, the Noble Group will be entitled to a credit or refund (as applicable) as if the Service Provider had converted the applicable payment within the allotted time.

The Service Provider will provide Noble Cayman with a funding request every two weeks on the applicable Monday (the “Advance Requests”) for reasonably projected cash needs for the Services to be provided in the following two weeks with respect to each Noble Rig (the “Advance Amounts”). All amounts shown on the Advance Requests will be denominated in Brazilian Reals and Noble Cayman shall cause such amounts to be paid in either Brazilian Reals or US Dollars, at Noble Cayman’s option, by wire transfer of immediately available funds within three (3) Business Days of receipt of such Advance Request (each date of such payment, an “Advance Payment Date”). If payment is made in US Dollars, the Service Provider shall, or shall cause, all amounts received in payment to be to be converted into Brazilian Reals within three (3) Business Days of receipt of the payment. To the extent that the Real to Dollar conversion rate on the date the Service Provider converts the applicable payment into Brazilian Reals differs from the conversion rate on the applicable Advance Payment Date, the Service Provider shall reflect such difference as an additional charge (if the value of the Real against the Dollar rises) or credit (if the value of the Dollar against the Real rises), as the case may be, on the subsequent Advance Request; provided, however, that the Service Provider will not be entitled to add any additional charges (if applicable) in respect of any conversion rate differences on the subsequent Advance Request if the Service Provider has not converted the applicable payment into Brazilian Reals within the time set forth herein and, in the event that such conversion would have resulted in a positive adjustment for the Noble Group, the Noble Group will be entitled to a credit or refund (as applicable) as if the Service Provider had converted the applicable payment within the allotted time. In the event any Advance Amounts received by the Service Provider or any amounts collected under the Local Services Agreements that relate to periods prior to the Effective Date were in excess of the amounts needed by the Service Provider for such periods, Noble Cayman may, in its sole discretion, require the Service Provider to offset such amounts against the Charges to be paid hereunder in the next applicable Monthly Statement or promptly refund such amounts.

Each Rig Invoice shall reflect any Delayed Accrued Expenses with respect to the applicable Noble Rig, but such amounts shall only be payable by the Noble Group pursuant to Section 4.2.

Section 4.2 Delayed Accrued Expenses and Payable Accrued Expenses.

Upon payment of any Delayed Accrued Expenses by the Service Provider, the Service Provider shall invoice Noble Cayman providing reasonable evidence of the payment by the Service Provider of such Delayed Accrued Expenses. Noble Cayman, or its applicable Affiliate, shall pay the amount set forth in such invoice no later than thirty (30) days after Noble Cayman’s receipt of such invoice. Ninety (90) days following the exit of each Noble Rig from Brazilian waters and upon the termination of this Agreement, Paragon shall credit on the next following invoice for the other Noble Rigs still in Brazil (or refund, as applicable) the Noble Group for any Payable Accrued Expenses that any member of the Noble Group has paid to the Service Provider but that the Service Provider has not actually paid. Such credit or refund shall be without prejudice to the Service Provider’s right to indemnity with respect to any future payment of the liability associated therewith.

Section 4.3 Payment Procedures.

Any amount due from the Service Recipient under this Agreement that is not paid in full on or before the date such payment is due will incur a delayed payment charge on the unpaid amount from the original due date until the date paid at a per annum rate of interest equal to the Late Interest Rate.

In the event there is any dispute with respect to a Monthly Statement, the Service Recipient shall make the payment for all non-disputed amounts in accordance herewith. The Service Recipient will be entitled to withhold any disputed amounts without interest until such dispute is resolved and the Service Provider shall continue to provide the Services during the pendency of any dispute. When such dispute is resolved, the Service Provider will issue a credit/debit memo in accordance with the outcome of the dispute resolution.

Except as provided on Exhibit D, the Service Recipient shall be responsible for all transfer taxes, excises, fees or other charges (including any sales, use, goods and services, value added or similar taxes) imposed or assessed on the Service Recipient or its Affiliates on payments made pursuant to this Agreement. The Service Recipient shall be entitled to deduct and withhold taxes required by any Governmental Requirements to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Service Recipient shall (i) pay, in addition to the amount otherwise due to the Service Provider under this

Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Service Provider will equal the full amount the Service Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to the Service Provider evidence of such payment to such Governmental Authority.

ARTICLE V

TERM, DISCONTINUATION OF SERVICES

Section 5.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in force until the last to occur of (i) the expiration of the term of the last of the Petrobras Local Services Agreements (without giving effect to any extensions of the term of such agreements following the date of this Agreement), (ii) the expiration of the term of the last of the Shell Local Services Agreements (without giving effect to any extensions of the term of such agreements following the date of this Agreement), (iii) the end of any period of time required to complete the export or transition to the next contract of any Noble Rig after the termination of the Petrobras Local Services Agreement or the Shell Local Services Agreement, as applicable (the “Termination Date”). The Noble Group may terminate any Services provided by Non-Brazilian Rig Personnel at any time upon thirty (30) days advance written notice to the Service Provider. Except as otherwise provided in a Schedule with respect to a specific Service, all Services shall terminate on the Termination Date. Subject to not providing Services past the Termination Date, the Parties agree that the Service Provider will provide applicable Services in respect of any Noble Rig for as long as such Noble Rig is under contract (or being exported or transitioned to the next contract, as the case may be) (such period, the “Contracted Time Period”), and shall discontinue providing applicable Services after the Contracted Time Period, without prior notice from, or any excess payment by, the Service Recipient. Notwithstanding the foregoing, the Service Recipient will also have the right to terminate all or any portion of the Services with respect to any Noble Rig prior to the end of the Contracted Time Period upon six (6) months advance notice to the Service Provider.

ARTICLE VI

COVENANTS

Section 6.1 Insurance. Each of the Parties will maintain insurance coverage customary for offshore drilling contractors in Brazil.

Section 6.2 Noble Employees. During the term of this Agreement, the Service Recipient will provide, or cause to be provided to the Service Provider (or otherwise provide in a manner consistent with past practice) expatriate employees of the Noble Group in order to fill certain positions on the Noble Rigs as set forth on Exhibit E (each, a “Rig Position”). During the term of the Agreement, the Service Recipient will be responsible for providing “backfill” replacements for each such Rig Position; provided, that, if the Service Recipient is unable to provide, or cause to be provided, any such replacement (as a result of visa issues or otherwise), the Service Provider will use its commercially reasonable efforts to provide such backfill replacement. During the term of the Agreement, the Noble Group will continue to pay all salary and benefits of each person in a Rig Position (including any such person provided by the Service Provider as a backfill replacement) and otherwise be responsible for such person’s conduct and performance.

Section 6.3 Engineering Services. During the term of this Agreement, the Service Recipient will provide, or cause an Affiliate to provide, engineering services in respect of the Noble Rigs in the same manner and to the same extent as such services were provided by a member of the Noble Group prior to the Effective Date. Such engineering services shall be provided without any charge to the Service Provider.

ARTICLE VII

DEFAULT

Section 7.1 Termination for Default. In the event of (i) a failure of a Service Recipient to pay for Services in accordance with the terms of this Agreement, or (ii) a failure of the Service Provider to perform, or cause to be performed, the Services in accordance with the terms of this Agreement, which failure described in this clause (ii) results or could reasonably be expected to result in a material adverse impact on the Services, then in the case of either clause (i) or clause (ii) the non-defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the defaulting Party has (A) failed to cure the default within forty five (45) days of receipt of the written notice of default or, (B) if such default is not reasonably susceptible to cure within a 45-day period, failed to take action within forty five (45) days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. The Service Recipient’s right to terminate this Agreement pursuant to a failure described in clause (ii) above and the rights set forth in Section 8.4 shall constitute the Service Recipient’s sole and exclusive rights and remedies for a breach by the Service Provider hereunder (including any breach caused by an Affiliate of the Service Provider or any Permitted Subcontractor). Notwithstanding the foregoing, the Service Recipient shall have the right, at its sole discretion, to terminate this Agreement immediately upon notice to the Service Provider if the Service Recipient has a good faith reason to believe that the Service Provider has breached any of the provisions of Section 2.6.

Section 7.2 Termination for Bankruptcy. In the event that a Party shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) calendar days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then a Party from the other Group shall have the right to terminate this Agreement by providing written notice in accordance with Section 11.4.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Liabilities and Indemnities.

(A)	Indemnity by the Service Recipient.

(i)	THE SERVICE RECIPIENT SHALL FULLY INDEMNIFY AND DEFEND THE SERVICE PROVIDER AND ITS AFFILIATES (THE “PARAGON INDEMNIFIED PARTIES”) FROM AND

AGAINST ANY AND ALL LIABILITY, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, FINES, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, EXPENSES AND BRAZILIAN INDIRECT TAXES, BUT EXCLUDING TAXES, AS DEFINED IN THE TAX SHARING AGREEMENT) (“DAMAGES”) DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF ANY OF THE PARAGON INDEMNIFIED PARTIES. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY REGARDLESS OF CAUSE. THIS INDEMNIFICATION SHALL SURVIVE AND CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

(ii)	THE SERVICE RECIPIENT SHALL FULLY INDEMNIFY AND DEFEND THE PARAGON INDEMNIFIED PARTIES FROM AND AGAINST ANY DAMAGES OR LOSS TO ANY OF THE NOBLE RIGS OR ANY RELATED EQUIPMENT OR PARTS, EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF ANY OF THE PARAGON INDEMNIFIED PARTIES. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY REGARDLESS OF CAUSE. THIS INDEMNIFICATION SHALL SURVIVE AND CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

(B)

Indemnity by the Service Provider. THE SERVICE PROVIDER SHALL FULLY INDEMNIFY AND DEFEND THE SERVICE RECIPIENT AND ITS AFFILIATES (THE “NOBLE INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL DAMAGES DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF THE SERVICE PROVIDER OR ITS AFFILIATES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT (REGARDLESS OF CAUSE) SHALL THE SERVICE PROVIDER BE LIABLE TO THE NOBLE INDEMNIFIED PARTIES WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT (A) RELATED TO THE ACTIONS OF ANY SUPERVISORY

EMPLOYEE, FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE CHARGES PAID TO THE SERVICE PROVIDER UNDER THIS AGREEMENT IN THE TWELVE MONTH PERIOD PRIOR TO THE DATE ON WHICH THE ACTION GIVING RISE TO SUCH CLAIM OCCURRED (OR, IF SUCH TWELVE MONTH PERIOD HAS NOT FULLY RUN, THE AMOUNT EXPECTED TO BE PAID TO THE SERVICE PROVIDER DURING SUCH TWELVE MONTH PERIOD BY WAY OF EXTRAPOLATION ON THE AMOUNTS PAID DURING SUCH SHORTER PERIOD) AND (B) RELATED TO THE ACTIONS OF ANY PARAGON PERSON OTHER THAN A SUPERVISORY EMPLOYEE, FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE CHARGES PAID TO THE SERVICE PROVIDER UNDER THIS AGREEMENT IN THE FIRST FULL MONTH AFTER THE EFFECTIVE DATE.

(C)	Special Note on Allocation of Liabilities.

(i)	Notwithstanding anything in this Agreement to the contrary, (A) any Liability, whether of the Noble Group, the Paragon Group or any third-party, arising (i) prior to the Effective Date or (ii) outside the scope of this Agreement shall be subject solely to the provisions of the Master Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement and/or the Tax Sharing Agreement, as applicable, and shall not be subject to indemnification or other remedy hereunder and (B) any Liability whether of the Noble Group, the Paragon Group or any third-party, arising (i) after the Effective Date and (ii) within the scope of this Agreement and which relates both to the Noble Group and the Paragon Group or their respective assets or businesses shall, prior to being subject to the indemnification provisions of this Section 8.1, be allocated between the Noble Group and the Paragon Group in proportion to the number of Rigs of each Group bears to the total number of Rigs in Brazil of both Groups (in each case, irrespective of operational status) at the time the Liability arose.

(ii)	Notwithstanding anything in this Agreement to the contrary, in the event that the Service Provider or any member of the Paragon Group seeks to enforce any indemnification obligation of the Service Recipient or any member of the Noble Group pursuant to this Article VIII with respect to the Bully II, the Service Provider or such applicable member of the Paragon Group shall be obligated to seek indemnification or other satisfaction pursuant to the Bully II Shell Charter or the Bully II Shell Local Services Agreement to the fullest extent provided under such agreements and any recovery pursuant to the Bully II Shell Charter or the Bully II Shell Local Services Agreement shall offset any amounts owed by the Service Recipient or any member of the Noble Group under this Agreement or result in a refund to the Service Recipient or applicable member of the Noble Group for any amount previously paid pursuant to such matter.

(D)	Indemnification Procedures.

(i)	Third-Party Claim. The Service Recipient’s indemnification obligation pursuant to Section 8.1(A) and the Service Provider’s indemnification obligation pursuant to Section 8.1(B), in each case, with respect to Damages claimed or asserted against a person claiming indemnification under this Agreement (an “Indemnified Party”) by a third party (that third-party claim or assertion, a “Claim”), are subject to the following terms and conditions:

(1)	The Indemnified Party shall, with reasonable promptness after the Indemnified Party has notice of a Claim, (A) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of the existence of that Claim and (B) transmit to the Indemnifying Party a notice (a “Claim Notice”) describing, in reasonable detail, the nature of the Claim, and copies of any papers served with respect to such Claim. Within thirty (30) calendar days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (A) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to such Claim and (B) whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes its potential liability with respect to such Claim, any Damages resulting from such Claim shall be payable by the Indemnifying Party under this Agreement. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification under this Agreement), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party.

(2)

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Claim, then this Section 8.1(D)(i)(2) shall apply (but not otherwise) and the Indemnifying Party shall have the right to defend, at its sole cost and expense (if it is determined that the Indemnified Party is entitled to indemnification under this Agreement), such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.1(D)(i)(2). The Indemnified Party may, at its own cost and expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.1(D)(i)(2). Notwithstanding anything in this Section 8.1(D)(i)(2) to the contrary, the Indemnifying Party may not, without the express written consent of the Indemnified Party, agree to any compromise or settlement which does not include an unconditional release of the Indemnified Party from all Damages.

(3)	If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Claim or if the Indemnifying Party elects to assume the defense of the Claim but fails to satisfy its obligations under Section 8.1(D)(i)(2), then this Section 8.1(D)(i)(3) shall apply (but not otherwise) and the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if it is determined that the Indemnified Party is entitled to indemnification under this Agreement), the Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such defense and proceedings, provided that the Indemnifying Party shall not be liable for any such compromise or settlement unless such compromise or settlement is made with the Indemnifying Party’s express written consent (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may, at its own cost and expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnified Party pursuant to this Section 8.1(D)(i)(3).

(4)

Notwithstanding anything in this Section 8.1(D)(i) to the contrary, to the extent (A) the Indemnifying Party has delivered a notice to the Indemnified Party that the Indemnifying Party disputes its potential liability to the

Indemnified Party under this Article VIII and (B) such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the defense pursuant to Section 8.1(D)(i)(2) or Section 8.1(D)(i)(3), and the Indemnified Party shall reimburse the Indemnifying Party in full for all of those costs and expenses.

(ii)	No Third-Party Claim. In the event any Indemnified Party claims indemnification against any Indemnifying Party under this Agreement but that claim for indemnification does not involve a Claim, the Indemnified Party shall (A) notify the Indemnifying Party and (B) transmit to the Indemnifying Party a notice (an “Indemnity Notice”) describing, in reasonable detail, the nature of the claim. Within thirty (30) calendar days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that the Indemnifying Party disputes its potential liability with respect to such Indemnity Notice, any Damages resulting from such Indemnity Notice shall be payable by the Indemnifying Party under this Agreement.

(iii)	The provisions of this Section 8.1(D) are in all cases subject to the limitations set forth in Sections 8.1 and 8.2 and elsewhere in this Agreement.

Section 8.2 Limitations on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS ARTICLE VIII. FOR PURPOSES OF THIS ARTICLE VIII, “CONSEQUENTIAL DAMAGES” MEANS ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES).

Section 8.3 Limited Recourse. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) NO AFFILIATE OF ANY PARTY WILL HAVE ANY LIABILITY OR RESPONSIBILITY FOR, RELATING TO OR IN CONNECTION WITH A PARTY’S FAILURE TO PERFORM ANY TERM, COVENANT, CONDITION OR

PROVISION OF THIS AGREEMENT AND (B) IN PURSUING ANY REMEDY FOR ANY PARTY’S BREACH OF ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT OR OF ANY DUTY OR STANDARD OF CONDUCT BASED ON NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR PERSONAL INJURY OR OTHER TORT OR VIOLATION OF APPLICABLE GOVERNMENTAL REQUIREMENTS, OR OTHERWISE, THE OTHER PARTY WILL NOT HAVE RECOURSE AGAINST ANY PERSON OTHER THAN THE DEFAULTING OR BREACHING PARTY ITSELF NOR AGAINST ANY ASSETS OTHER THAN THE ASSETS OF THE DEFAULTING OR BREACHING PARTY ITSELF.

Section 8.4 Limitation on Remedies. The Parties hereby acknowledge and agree that:

(A)	In the event the Service Provider fails to provide the Services (or a portion thereof) in accordance herewith, the sole and exclusive remedy of the Service Recipient shall be (i) to make a claim for indemnification pursuant to Section 8.1(D) (if available), (ii) to have the Service (or relevant portion) reperformed, without having to reimburse the Service Provider for its direct internal cost of such reperformance, (iii) to withhold payment for such Service (or relevant portion thereof), (iv) to the extent applicable, to have the right to terminate the Agreement under Section 7.1 or (v) pursue its rights under Section 11.12. The Service Recipient may pursue more than one remedy at the same time but ultimately may not recover more than once. Such rights are the Service Recipient’s sole remedy for any non-performance, inadequate performance, faulty performance or other failure or breach by the Service Provider under or relating to this Agreement. EXCEPT AS SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 8.4(a), THE SERVICE RECIPIENT HEREBY EXPRESSLY WAIVES ANY RIGHT THE SERVICE RECIPIENT MAY OTHERWISE HAVE TO CLAIM, COLLECT OR RECEIVE DAMAGES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY THE SERVICE PROVIDER UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF CAUSE EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF THE SERVICE PROVIDER OR ITS AFFILIATES.

(B)

Without limiting the generality of any other provision hereof, it is not the intent of the Service Provider or its Affiliates to render professional advice or opinions, whether with regard to tax, legal, treasury, finance, intellectual property, employment or other matters; the Service Recipient shall not rely on any Service rendered by or on behalf of the Service Provider or its Affiliates for such professional advice or opinions; and notwithstanding the Service Recipient’s receipt of any proposal, recommendation or suggestion in any way relating to tax, legal, treasury, finance, intellectual property, employment or any other subject matter, the Service Recipient shall seek all third-party professional advice and opinions as it may desire or need, and in any event the Service Recipient shall be solely responsible for and assume all risks associated with the Services, except to the limited extent set forth in this Section; and, with respect to any software or documentation within the Services, the Service Recipient shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software.

(C)	A material inducement to the provision of the Services is the limitation of liability, damages and recourse set forth herein and the release and indemnity provided by the Service Recipient.

Section 8.5 Express Negligence. EXCEPT AS OTHERWISE EXPRESSED THEREIN, THE INDEMNITY, RELEASES AND LIMITATIONS ON DAMAGES, RECOURSE AND LIABILITIES IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, REGARDLESS OF CAUSE.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. The Parties each acknowledge and agree that the terms of the Master Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one Party to the other in connection with this Agreement, including any such information the Service Recipient may gain from access to the Service Provider Systems.

ARTICLE X

FORCE MAJEURE

Section 10.1 Effect and Definition. No failure or omission by either Party to perform or carry out its obligations in accordance with this Agreement (other than the obligation to make payment or submit currencies for exchange) shall give rise to any claim by the other Party or be deemed a breach of this Agreement if such failure or omission arises from a Force Majeure Event. “Force Majeure Event” shall mean any event or circumstance that is beyond the reasonable control of the Party affected thereby, including lightning, earthquakes, tornadoes, hurricanes, floods, wash outs, storms, fires, explosions, epidemics, acts of God, other natural disasters, acts of the public enemy, computer crimes, cyber terrorism, actions by any Governmental Authority or other governmental interference, insurrections, riots, civil disturbance, sabotage, terrorism, threats of sabotage or terrorism, vandalism, wars and war like actions (whether declared or undeclared and whether actual, pending or expected), confiscation, seizure, arrests or other restraints by a Governmental Authority, blockades, embargoes, boycotts, strikes, lockouts, labor unrest and other labor disputes, and any shortage of adequate power or transportation facilities.

Section 10.2 Notification Requirements. The Party claiming to be affected by a Force Majeure Event shall, as soon as reasonably practicable, notify the other Party of the beginning and end of any event claimed to be a Force Majeure Event and use commercially reasonable efforts to resume performance in accordance with this Agreement as soon as is reasonably practicable after the end of the Force Majeure Event.

Section 10.3 Cooperation. The Parties shall cooperate in reasonable respects with each other to find alternative means and methods for the provision of any suspended Service with respect to a Force Majeure Event.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Construction Rules.

(A)	A reference to an Article, Section or Schedule shall mean an Article or Section of, or a Schedule to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

(B)	The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(C)	The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(D)	The word “or” when used in this Agreement will not be exclusive.

(E)	Words in the singular when used in this Agreement will be held to include the plural.

(F)	Unless specifically stated otherwise, all dollar amounts referred to in this Agreement or required to be paid pursuant to this Agreement are expressed in and shall be paid in United States Dollar funds.

Section 11.2 Entire Agreement. This Agreement, the Ancillary Agreements (other than the Master Separation Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Tax Sharing Agreement) and the Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 11.3 Governing Law.

(A)	This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

(B)	The procedures for discussion, negotiation and arbitration set forth in Article V of the Master Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to, this Agreement any alleged breach hereof, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), the construction, interpretation, enforcement or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in the Master Separation Agreement shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as set forth in Section 5.1 of the Master Separation Agreement.

(C)	Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any Dispute to which this Section 11.3 applies.

Section 11.4 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

Section 11.5 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 11.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party, except that the Service Provider may assign any or all of its rights, interests and obligations hereunder to an Affiliate of the Service Provider, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

Section 11.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Service Recipient, the Service Provider and any Affiliate of the Service Provider providing Services hereunder and is not intended to confer upon any other Person except such Persons any rights or remedies hereunder, and except for any Indemnified Party under Article VIII.

Section 11.8 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.

Section 11.11 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 11.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 11.13 Construction. This Agreement shall be construed as if jointly drafted by the Service Provider and the Service Recipient and, except as set forth in this Section 11.13, no rule of construction or strict interpretation shall be applied against any Party.

Section 11.14 Relationship of Parties. The Service Recipient understands and agrees that the Service Provider’s relationship to the Service Recipient under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement, that no fiduciary, trust, partnership, joint venture, agency or advisory relationship exists between the Service Provider and the Service Recipient, that all Services are provided by the Service Provider as an independent contractor and that each of the Service Recipient hereby waives any and all rights that it may otherwise have under applicable Governmental Requirements to make any claims or take any action against the Service Provider or any of its Affiliates based on any theory of agency, fiduciary duty, relationship of trust or other special standard of care.

Section 11.15 Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as either Party may reasonably require to carry out the terms of this Agreement.

Section 11.16 Survival. The Parties agree that Articles IV, VIII, IX, and XI and any limitations on liability or responsibility and any exculpatory, disclaimer, waiver or similar provisions will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered or any other amounts due to the Service Provider under this Agreement prior to termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARAGON DO BRASIL LIMITADA

By:	/s/ Rafael Andrade
Name: Rafael Andrade
Title: General Manager

PARAGON DRILLING NEDERLAND B.V.

By:	/s/ Oliver L. Betschart
Name: Oliver L. Betschart
Title: Authorized Signatory

PARAGON OFFSHORE PLC

By:	/s/ Steven A. Manz
Name: Steven A. Manz
Title: Senior Vice President and Chief Financial Officer

NOBLE CORPORATION

By:	/s/ David W. Williams
Name: David W. Williams
Title: President and Chief Executive Officer

NOBLE DAVE BEARD LIMITED

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Senior Vice President

NOBLE DRILLING NEDERLAND BV II

By:	/s/ Alan P. Duncan
Name: Alan P. Duncan
Title: Managing Director B